Press Release


B&G Foods, Inc. has agreed to purchase Maple Grove Farms of Vermont, Inc., a privately held company headquartered in St. Johnsbury, Vermont. Maple Grove Farms sells pure maple syrup and salad dressings under the Maple Grove Farm(R) label and natural foods under the Up Country Naturals(R) label. The company also manufactures private label maple syrup products. Maple Grove's 1997 sales were approximately $37,000,000.

B&G intends to incorporate the Maple Grove Farm products into its national distribution system and utilize Maple Grove Farm's extensive network of specialty distributors to increase sales of existing B&G products. The company intends to operate the St. Johnsbury facility and to maintain the Maple Grove Farm sales force to service the expanded distribution of the combined companies' products.

B&G is a diversified food products company with 1997 proforma sales of $175,000,000. The company, headquartered in Roseland, N.J., manufactures and sells B&G(R) brand pickles, peppers and specialty items, Trappey(R) peppers, Vermont Maid(R) syrup, Regina(R) wine vinegars, Brer Rabbit(R) molasses, and Red Devil(R) hot sauces. The company produces similar products for private label and food service customers. It also manufactures and sells bagel chips and baked snacks under the Burns & Ricker(R) and New York Style(R) labels. B&G Foods was acquired in December 1996 by the New York investment firm Bruckmann, Rosser and Sherrill & Co., L.P.. Maple Grove Farms would be the company's third acquisition since its purchase by BRS. Previously, B&G accquired a variety of brands from Nabisco in June, 1997 and Trappey's Fine Foods from J. McIlhenny and Sons, Inc. in August, 1997.

Released:  July 6, 1998